EXHIBIT 99.1

Hawk Announces Full Year and Fourth Quarter 2007 Results

•	Net sales increase by 7.9% to record $228.7 million
•	Income from operations increases 87.9% to $18.6 million
•	Company reports cash and marketable securities as of December 31, 2007 of $81.0 million

CLEVELAND, Ohio – March 17, 2008 – Hawk Corporation (AMEX: HWK) announced today that net sales for the year ended December 31, 2007 increased by 7.9% to a record $228.7 million from $212.0 million in the comparable prior year period.  The Company’s 2007 net sales benefited from strong economic conditions in most of its end markets, pricing actions, new product introductions and favorable foreign currency exchange rates.  The effect of foreign currency exchange rates accounted for 3.2% of the total net sales increase of 7.9% during 2007.  Net sales for the fourth quarter of 2007 increased by $4.4 million, or 8.3%, to $57.2 million from $52.8 million in the comparable prior year.

Income from operations for the 2007 full year was $18.6 million, an increase of $8.7 million, or 87.9%, from $9.9 million in the prior year.  Income from operations benefited from volume related absorption of fixed overhead, continued pricing actions and a continuation of the Company’s lean manufacturing philosophies.  This increase was partially offset by legal fees associated with the previously announced SEC and DOJ investigations and the Company’s variable incentive compensation program during 2007 compared to 2006.

Income from operations in the fourth quarter of 2007 was $3.7 million compared to a loss from operations of $0.1 million in the comparable prior year period.  The fourth quarter of 2006 benefited from the effect of a retroactive contractual sales price increase which did not, as was not expected to, reoccur in the fourth quarter of 2007.  Also included in the 2006 fourth quarter results was a $4.5 million non-cash goodwill impairment charge in the Company’s performance racing segment.  Adjusted income from operations before consideration of this charge as well as a one time retroactive price increase in certain product lines was $4.3 million in the fourth quarter of 2006 (Table 2).

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “The year 2007 was a rewarding one for Hawk Corporation as we began to recognize the benefits of our operational excellence efforts.  First, our Tulsa friction products facility is operating at levels comparable to our other domestic facilities.  The facility is profitable and we are now working on lean manufacturing techniques to further enhance its operating margins.  We will be working on further increasing efficiencies during 2008 at all of our operating facilities which should provide opportunities for additional margin enhancement.”  Mr. Weinberg continued, “Second, we made a strategic decision to focus our corporate resources on the friction products business.  We successfully completed the sale of our precision components segment in February 2007 and enjoy the benefits of a strong cash position as we look to pursue acquisitions and an enhanced capital expenditure program to further add to shareholder value.  Hawk is a world leader in the friction materials marketplace and with our strong balance sheet, we anticipate future opportunities for strategic acquisitions and continued new product introductions.  Our geographic expansion continued in 2007 as we extended our sales presence in South and Latin America, Russia and India while continuing our sales growth in the U.S., Europe and China.”

For the year ended December 31, 2007, the Company reported net income from continuing operations of $7.2 million, or $.75 per diluted share, an improvement of $9.2 million, compared to a net loss from continuing operations of $2.0 million, or a loss of $.22 per diluted share, in the comparable prior year period.

For the twelve months ended December 31, 2007, the Company reported net income of $17.3 million, or $1.83 per diluted share, an increase of $14.3 million, or 476.7%, compared to $3.0 million, or $0.30 per diluted share in the comparable prior year period.

Business Segment Results
In 2007, the friction products segment achieved record net sales of $215.9 million, an increase of $16.0 million, or 8.0%, from $199.9 million in the comparable prior year period.  Primary drivers of the sales increase included strong worldwide demand in the construction and mining, aircraft and defense, agriculture, specialty friction and performance automotive markets, customer price increases, new business awards and the strength of the Euro during 2007.  As previously disclosed, sales to the heavy truck market declined in 2007 compared to 2006 due to the impact of the implementation of new emission control standards in January 2007.  The Company’s Italian and Chinese operations experienced strong sales growth during 2007 compared to 2006, increasing to 36.8% of the Company’s total net sales in 2007 compared to 30.4% of net sales in 2006.  For the fourth quarter 2007, net sales in this segment were $54.9 million, up 8.7%, from $50.5 million in the comparable prior year period.

For the year ended December 31, 2007, income from operations in the friction products segment increased to $20.0 million from $16.3 million, or 22.7%, compared to the twelve months ended December 31, 2006.  The increase in income from operations was driven by margin improvement from volume related absorption of fixed overhead, continued pricing actions and operational improvements at our domestic facilities, particularly the Company’s Tulsa plant.  This increase was partially offset by legal expenses associated with the SEC and DOJ investigations and increased incentive compensation expenses during 2007 compared to 2006.  In the fourth quarter of 2007, income from operations was $4.5 million compared to income from operations of $4.9 million in the comparable prior year period.  The fourth quarter of 2006 benefited from the effect of a retroactive contractual sales price increase which did not, as was not expected to, reoccur in the fourth quarter of 2007.

In the Company’s performance racing segment, net sales for the year ended December 31, 2007 were $12.8 million, an increase of $0.7 million or 5.8%, from $12.1 million in the comparable prior year period.   The performance racing segment is comprised of two businesses, Quarter Master Industries, which manufactures racing clutches, and Tex Racing, which manufactures racing transmissions and drivelines.  The increase in net sales was primarily attributable to sales into the “Car of Tomorrow” concept car introduced by NASCAR for the 2007 race season. During the fourth quarter of 2007, net sales were $2.4 million, an increase of $0.2 million, or 9.1%, from $2.2 million in the comparable prior year period.

For the year ended December 31, 2007, loss from operations in the performance racing segment was $1.4 million compared to a loss from operations of $6.4 million for the comparable prior year period.  In the fourth quarter of 2006, the segment recognized a non-cash charge of $4.5 million for the impairment of its remaining goodwill.  Adjusted loss from operations before consideration of this charge was $1.9 million for the full year 2006 (Table 1).  During the fourth quarter of 2007, the loss from operations was $0.8 million compared to a loss from operations of $5.1 million in the comparable prior year period.  For the fourth quarter of 2006, the adjusted loss from operations in this segment was $0.6 million (Table 2).

Working Capital and Liquidity
As a result of the sale of the precision components segment in February 2007 and cash generated from the Company’s operations during the year, 71.5% of the Company’s net working capital at December 31, 2007, consisted of cash, cash equivalents and marketable securities.  At December 31, 2007, working capital decreased by $2.5 million from December 31, 2006.  The decrease in working capital was largely the result of increased payable levels to meet first quarter 2008 customer demands and higher incentive compensation accruals partially offset by higher accounts receivable levels as a result of increased sales volumes in the friction products segment during the last half of 2007.

Total debt outstanding, including current portion, decreased $24.1 million, to $87.1 million at December 31, 2007, compared to $111.2 million at December 31, 2006.  The decrease was primarily the result of the cash proceeds from the sale of the precision components sale that were used to repay a portion of the senior notes.  As of December 31, 2007, the Company had no borrowings under its revolving credit facility and $17.9 million available for additional borrowings under that facility based on its eligible collateral as of December 31, 2007.

Stock Repurchase Program
The Company’s Board of Directors approved a stock repurchase program pursuant to which the Company is authorized to purchase up to $4.0 million of its outstanding shares of common stock as allowed under its current senior note indenture and credit facility.  Such repurchases may occur from time to time in the open market, in negotiated transactions, or otherwise in accordance with securities laws and regulations.  The timing and amount of any repurchases is determined by the Company’s management, based on its evaluation of market conditions, share price and other factors.  As of December 31, 2007 the Company had repurchased $3.7 million of its common stock.

Business Outlook
Based on the Company’s current view of the markets it serves, it believes that its 2008 net sales will increase between 7.1% and 9.3% to between $245.0 million and $250.0 million compared to 2007 net sales of $228.7 million.  The Company anticipates continued strength in the majority of the markets it serves in 2008 based on general market conditions and its expanded sales initiatives in Asia, Russia and India.  The Company expects the truck market to recover modestly coming off of a soft 2007 year which was affected by reduced sales due to the large volume of new truck sales in advance of the emission standards change at the end of 2006.  Its construction and mining and agriculture markets continue to be strong.  The Company expects to benefit in North America as a result of the recently enacted tax relief measures which should result in increased equipment purchases, and worldwide the Company expects to benefit due to the overall strength in commodities and infrastructure needs.  The Company anticipates that its aircraft market will show modest growth in 2007.

The Company expects that its margins will benefit from the incremental sales volume and continued emphasis on improving its operational efficiency both domestically and abroad.  Partially offsetting this improvement will be inflationary pressures.  Although the Company believes that through fixed price contracts it has protection in 2008 against commodity pricing fluctuations on many critical raw material components consumed in its manufacturing process, it is experiencing increases in the cost of steel that leave it exposed to market conditions.  The Company may be able to pass some of these price increases through to its customers, but cannot guarantee that it will be successful in passing these cost increases to its customers or that it will be able to increase prices in a timely fashion.

As the Company continues to expand its operations and puts into effect its strategic initiatives, it anticipates hiring additional engineering, sales and operational expertise that require an investment in these areas as compared to 2007.

The Company expects its income from operations to increase 7.5% to 18.3% to a range of $20.0 million to $22.0 million from $18.6 million in 2007.  The Company believes its 2008 effective tax rate will be in a range similar to its 2007 effective tax rate of 43.4%.

The Company continues to explore options to utilize its current cash holdings, including acquisitions, although it cannot predict the timing of any potential acquisition or the impact that it may have on its earnings.  The Company anticipates accelerating its investment rate on internal projects.  The Company’s capital expenditure budget for 2008 is $15.0 million and will be used primarily to increase capacity, to continue its lean manufacturing projects, and for equipment expenditures for its fuel cell and carbon composite product line initiatives.  The Company expects depreciation and amortization expense to be approximately $8.0 million in 2008.

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products.  Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles.   The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets.  Headquartered in Cleveland, Ohio, Hawk has approximately 1,150 employees at 13 manufacturing, research, sales and administrative sites in 7 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales and operating earnings.  These forward-looking statements are based upon management’s expectations and beliefs concerning future events.  Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements.  These risks and uncertainties include, but are not limited to: the Company’s ability to execute its business plan to meet its forecasted results from continuing operations; the costs and outcome of the ongoing SEC and DOJ investigations; decisions by the Company regarding the use of proceeds from the sale of its precision components segment, including acquisition opportunities; the impact on the Company’s gross profit margins as a result of changes in product mix; the Company’s vulnerability to adverse general economic and industry conditions and competition; work stoppages by union employees; ongoing capital expenditures and investment in research and development; compliance with government regulations; compliance with environmental and health and safety laws and regulations; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; reliance for a significant portion of the Company’s total revenues on a limited number of  large organizations and the continuity of business relationships with major customers; the loss of key personnel; and control by existing preferred stockholders.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Monday, March 17, 2008 at 11:00 a.m. Eastern time.  An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, Vice President - CFO
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year Ended December 31		Three Months Ended December 31
	2007	2006	2007	2006
Net sales	$228,695	$212,050	$57,239	$52,781
Cost of sales	175,705	165,367	45,051	41,176
Gross profit	52,990	46,683	12,188	11,605

Selling, technical and administrative expenses	33,710	31,822	8,291	7,137
Goodwill impairment charge	-	4,465	-	4,465
Amortization of intangibles	727	495	182	124
Total expenses	34,437	36,782	8,473	11,726

Income (loss) from operations	18,553	9,901	3,715	(121)

Interest expense	(9,394)	(11,182)	(2,018)	(2,688)
Interest income	3,835	98	941	37
Other income (expense), net	(295)	106	139	15

Income (loss) from continuing operations before income taxes	12,699	(1,077)	2,777	(2,757)
Income tax provision (benefit)	5,509	897	1,234	(396)

Income (loss) from continuing operations, after income taxes	7,190	(1,974)	1,543	(2,361)
Income (loss) from discontinued operations, net of tax	10,078	4,943	(839)	917
Net income (loss)	$17,268	$2,969	$704	$(1,444)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.75	$(0.22)	$0.16	$(0.26)
Discontinued operations, net of tax	1.08	0.52	$(0.09)	$0.10
Net earnings (loss) per diluted share	$1.83	$0.30	$0.07	$(0.16)

Diluted weighted average shares outstanding	9,360	9,514	9,342	9,502

	Year Ended December 31		Three Months Ended December 31
Segment data:	2007	2006	2007	2006
Net sales:
Friction products	$215,879	$199,915	$54,872	$50,536
Performance racing	12,816	12,135	2,367	2,245
Total	$228,695	$212,050	$57,239	$52,781

Gross profit:
Friction products	$51,372	$44,867	$12,185	$11,537
Performance racing	1,618	1,816	3	68
Total	$52,990	$46,683	$12,188	$11,605

Depreciation and amortization:
Friction products	$7,277	$7,055	$1,741	$1,830
Performance racing	277	241	70	64
Total	$7,554	$7,296	$1,811	$1,894

Income (loss) from operations:
Friction products	$19,993	$16,290	$4,491	$4,938
Performance racing	(1,440)	(6,389)	(776)	(5,059)
Total	$18,553	$9,901	$3,715	$(121)

Adgusted income (loss) from operations:
(Tables 1 & 2):
Friction products	$19,993	$16,290	$4,491	$4,938
Performance racing	(1,440)	(1,924)	(776)	(594)
Total	$18,553	$14,366	$3,715	$4,344

Capital expenditures
Friction products	$7,648	$7,894	$1,820	$2,503
Performance racing	283	176	13	-
Total	$7,931	$8,070	$1,833	$2,503

Reconciliation of Financial Measures

This earnings release discloses income from operations and adjusted income from operations (income from operations before goodwill impairment charge) for each business segment or for the Company in total, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with U.S.GAAP.  A reconciliation of each of these financial measures to the most comparable U.S.  GAAP measure is included below in this earnings release.  Management believes that these financial measures are useful to investors because they exclude the Company’s non-recurring goodwill impairment charge, allowing investors to more easily compare the Company’s financial performance period to period.  Management uses this information in monitoring and evaluating the on-going performance of the Company and each of its business segments.  These non-GAAP financial measures should not be considered an alternative to measures required by U.S. GAAP.

Table 1
	Adjusted income from operations
	Twelve months ended
	December 31,
	Income from operations, as reported (GAAP)		Other costs, net¹		Adjusted income from operations
	2007	2006	2007	2006	2007	2006
Friction products	$19,993	$16,290	$-	$-	$19,993	$16,290
Performance racing	(1,440)	(6,389)	-	4,465	(1,440)	(1,924)
Total pre-tax	$18,553	$9,901	$-	$4,465	$18,553	$14,366

Operating margin	8.1%	4.7%			8.1%	6.8%

1.	Other costs include non-cash goodwill impairment charges in the Company’s performance racing segment in 2006.

Table 2
	Adjusted income from operations
	Three months ended
	December 31,

	Income from operations, as reported (GAAP)		Other costs, net[1]		Adjusted income from operations
	2007	2006	2007	2006	2007	2006
Friction products	$4,491	$4,938	$-	$-	$4,491	$4,939
Performance racing	(776)	(5,059)	-	4,465	(776)	(595)
Total pre-tax	$3,715	$(121)	$-	$4,465	$3,715	$4,344

Operating margin	6.5%	-0.2%			6.5%	8.2%

1.	Other costs include non-cash goodwill impairment charges in the Company’s performance racing segment in 2006.

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$79,995	$6,177
Marketable Securities	1,019	-
Accounts receivable, net	38,591	34,502
Inventories	41,050	38,890
Deferred tax asset	1,355	2,472
Other current assets	4,816	3,609
Current assets of discontinued operations	-	87,313
Total current assets	166,826	172,963
Property, plant and equipment, net	40,745	39,409
Goodwill	-	-
Other intangible assets	7,157	7,884
Other assets	5,176	8,998
Long-term assets of discontinued operations	-	-
Total assets	$219,904	$229,254

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$31,449	$23,023
Other accrued expenses	22,050	20,269
Short-term debt	-	980
Current portion of long-term debt	59	127
Current liabilities of discontinued operations	-	12,795
Total current liabilities	53,558	57,194
Long-term debt	87,090	110,053
Deferred income taxes	922	1,025
Other	11,010	14,253
Long-term liabilities of discontinued operations	-	-
Shareholders’ equity	67,324	46,729
Total liabilities and shareholders’ equity	$219,904	$229,254

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